As filed with the Securities and Exchange Commission on March 16, 2026.

Registration No. 333-294156

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Madison Air Solutions Corporation

(Exact name of registrant as specified in its charter)

Delaware	3564	41-2529345
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

444 West Lake Street, Suite 4460

Chicago, IL 60606

Telephone: (312) 262-6374

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jill Wyant

Madison Air Solutions Corporation

President and Chief Executive Officer

444 West Lake Street, Suite 4460

Chicago, IL 60606

(312) 262-6374

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Robert M. Hayward, P.C. Robert E. Goedert, P.C. A.J. Million Kirkland & Ellis LLP 333 West Wolf Point Plaza Chicago, Illinois 60654 (312) 862-2000	John Lavorato General Counsel Madison Air Solutions Corporation 444 West Lake Street, Suite 4460 Chicago, Illinois 60606 (312) 262-6374	John L. Savva Catherine M. Clarkin Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-294156) of Madison Air Solutions Corporation is being filed for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 1. This Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, the preliminary prospectus constituting Part I of the Registration Statement has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission (“SEC”) registration fee and the FINRA filing fee.

SEC registration fee	$13,810
FINRA filing fee	15,500
Listing fee	325,000
Printing expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent fees and registrar fees	*
Miscellaneous expenses	*
Total expenses	$ *

* To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director or officer breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct, or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws will provide that we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

Upon completion of this offering we intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement, and reimbursement, to the fullest extent permitted under the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation or bylaws, agreement, vote of stockholders, or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers. The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the underwriters party thereto against certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Since January 1, 2023, we have made sales of the following unregistered securities:

•
on December 31, 2025, Madison IAS amended the EAR Plan to convert outstanding equity appreciation awards into the right to receive units of Madison IAS (or, following this offering, shares of our Class A common stock) with a value equal to a specified percentage of the appreciation in the value of Madison IAS, so long as the applicable threshold return (as defined in the EAR Plan or applicable award agreement) has been achieved as of the vesting date and the participant has complied with the terms of the EAR Plan and the applicable award agreement. On or about February 15, 2026, vested equity appreciation awards held by U.S. employees of the Company and its subsidiaries as of January 1, 2026 were settled, with such vested equity appreciation awards converted into an aggregate of 1,320,378 limited liability company units of Madison IAS in full satisfaction of the vested equity appreciation awards;
•
in May 2025, we issued an aggregate of 9,898,752.26 LLC units to certain rollover investors for an aggregate of $217.3 million in connection with our acquisition of AprilAire;
•
during the years ended December 31, 2025, 2024 and 2023, we granted $6.0 million, $1.6 million and $3.3 million, respectively, of awards under the Equity Appreciation Rights Plan (the “EAR Plan”) to certain employees. Awards under the EAR Plan are earned and payable upon the attainment of performance conditions, the occurrence of a qualifying liquidity event (as defined in the EAR Plan), or at the discretion of the EAR plan manager and generally vest over a five-year term and are settled in cash. No specific number of units or dollar amounts were granted as the rights are based on contractual formulas tied to company valuation appreciation; and
•
on November 5, 2025, Madison Air Solutions Corporation issued 1,000 shares of its Class A common stock to Holdings for $0.0001.

The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the above securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

Item 16. Exhibits and Financial Statement Schedules.

(i) Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement

3.1**	Certificate of Incorporation of Madison Air Solutions Corporation, as currently in effect
*
3.2	Form of Amended and Restated Certificate of Incorporation of Madison Air Solutions Corporation to be in effect at or prior to the consummation of this offering

3.3**	Bylaws of Madison Air Solutions Corporation, as currently in effect

3.4	Form of Amended and Restated Bylaws of Madison Air Solutions Corporation to be in effect at or prior to the consummation of this offering

4.1	Form of Director Nomination Agreement

4.2**	Form of Registration Rights Agreement

5.1*	Opinion of Kirkland & Ellis LLP

10.1**

Credit and Guaranty Agreement, dated as of June 21, 2021, by and among Madison IAQ LLC, Madison IAQ II LLC, certain subsidiaries of Madison IAQ LLC as guarantors, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent and collateral agent

10.2**	First Amendment to Credit and Guaranty Agreement, dated as of June 16, 2023, by and between Madison IAQ LLC and Goldman Sachs Bank USA, as administrative agent and collateral agent

10.3**

Second Amendment to Credit and Guaranty Agreement, dated as of June 5, 2024, by and among Madison IAQ LLC, Goldman Sachs Bank USA, as administrative agent and collateral agent, and the lenders party thereto

10.4**

Third Amendment to Credit and Guaranty Agreement, dated as of January 15, 2025, by and among Madison IAQ LLC, Goldman Sachs Bank USA, as administrative agent and collateral agent, and the lenders party thereto

10.5**

Fourth Amendment and Joinder Agreement to Credit and Guaranty Agreement, dated as of May 6, 2025, by and among Madison IAQ LLC, Madison IAQ II LLC, certain subsidiaries of Madison IAQ LLC as guarantors, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent

10.6**

Fifth Amendment to Credit and Guaranty Agreement, dated as of November 6, 2025, by and among Madison IAQ LLC, Goldman Sachs Bank USA, as administrative agent and collateral agent, and the lenders party thereto

10.7**	Secured Notes Indenture, dated as of June 21, 2021, by and among Madison IAQ LLC, the guarantors party thereto and U.S. Bank National Association, as trustee and notes collateral agent

10.8**	Unsecured Notes Indenture, dated as of June 21, 2021, by and among Madison IAQ LLC, the guarantors party thereto and U.S. Bank National Association, as trustee

10.9+**	Madison Indoor Air Solutions LLC Amended and Restated Equity Appreciation Plan
10.10+**	Form of Grant Agreement Under Madison Indoor Air Solutions LLC Equity Appreciation Plan

10.11+**	Form of Madison Air Solutions Corporation 2026 Omnibus Incentive Plan

10.12+**	Offer Letter, dated May 20, 2021, by and between Jill Wyant and Madison Industries

10.13+**	Offer Letter, dated November 17, 2020, by and between JJ Foley and Madison Industries
10.14+**	Offer Letter, dated December 11, 2022, by and between Russell Toney and Madison Indoor Air Quality
10.15+**	Offer Letter, dated January 6, 2023, by and between Karin Overstreet and Madison Indoor Air Quality
10.16+**	Offer Letter, dated February 8, 2017, by and between Dale Philippi and Research Products Corporation
10.17+**	Letter Agreement, dated January 6, 2023, by and between Karin Overstreet and Madison Indoor Air Quality
10.18+**	Agreement, dated March 15, 2021, by and between Dale Philippi and Research Products Corporation
10.19+**	Form of Severance Letter Agreement for Executive Officers
10.20	Form of Indemnification Agreement
10.21+**	Research Products Corporation Non-Qualified Deferred Compensation Plan

10.22+	Form of Second Amended and Restated Equity Appreciation Plan of Madison Indoor Air Solutions LLC
10.23+	Form of Third Amended and Restated Equity Appreciation Plan of Madison Air Solutions Corporation
10.24	Separation Agreement
10.25	Form of Tax Matters Agreement

10.26	Form of Transition Services Agreement
10.27	Form of Lock-Up Agreement, by and between Kedge and Madison Air Solutions Corporation
10.28	Form of Lock-Up Agreement, by and between Madison Industries Holdings LLC and Madison Air Solutions Corporation

Exhibit Number	Description
21.1**	List of subsidiaries of Madison Air Solutions Corporation

23.1**	Consent of independent registered accounting firm of Madison Industries IAQ Solutions Corporation
23.2**	Consent of independent registered accounting firm of Madison Air Solutions Corporation

23.3**	Consent of independent auditors of Research Products Corporation
23.4*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1**	Powers of Attorney (included on signature page)

99.1**	Consent of Jill Wyant

99.2**	Consent of Hudson La Force

99.3**	Consent of George Nolen
107**	Calculation of Filing Fee Table

+ Indicates a management contract or compensatory plan or agreement.

* Indicates to be filed by amendment.

** Indicates previously filed.

(ii) Financial statement schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 16, 2026.

Madison Air Solutions Corporation

By:	/s/ Jill Wyant
Name:	Jill Wyant
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of March 16, 2026.

Signature	Title

/s/ Jill Wyant	President and Chief Executive Officer
Jill Wyant	(Principal Executive Officer)

/s/ JJ Foley	Chief Financial Officer
JJ Foley	(Principal Financial Officer)

/s/ Michael Kenning	Interim Chief Accounting Officer
Michael Kenning	(Principal Accounting Officer)

/s/ Larry Gies	Chairman
Larry Gies